Exhibit 3.1.1

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

COLEY PHARMACEUTICAL GROUP, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Coley Pharmaceutical Group, Inc.

2. The Certificate of Incorporation of the Corporation was filed on March 17, 1997 under the name CpG ImmunoPharmaceuticals, Inc. A Restated Certificate of Incorporation was filed on September 15, 2000 that, among other matters, changed the name of the Corporation to Coley Pharmaceutical Group, Inc. Thereafter, a Restated Certificate of Incorporation was filed on August 30, 2004.

3. The Restated Certificate of Incorporation filed on August 30, 2004, as amended, is hereby further amended by amended by adding the following new sentence to the end of Section A of Article FOURTH thereof:

“Upon the effectiveness of the Certificate of Amendment to the Restated Certificate of Incorporation, as amended, to effect a plan of recapitalization of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), by effecting a 1 for 4.58 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the “Reverse Stock Split”), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part of the Corporation or its stockholders, every 4.58 shares of Common Stock outstanding or held by the Corporation in its treasury on the date of the filing of the Certificate of Amendment (the “Effective Time”) shall be changed and reclassified into one (1) share (rounded to the nearest whole share) of Common Stock, $.01 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock.”

4. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

5. The amendment of the Restated Certificate, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed this 20th day of July, 2005.

/s/ Robert L. Bratzler
Robert L. Bratzler
President